EXHIBIT 99.1
FOR IMMEDIATE RELEASE
Contact:  Josh C. Anders (281) 974-9442

ADAMS RESOURCES ANNOUNCES THE CONCLUSION OF STRATEGIC ALTERNATIVES RELATED TO ITS EXPLORATION AND PRODUCTION SUBSIDIARY

Houston, Texas (April 20, 2017)--Adams Resources & Energy, Inc. (NYSE MKT: AE) (the “Company”) announced that it has concluded its review of strategic alternatives related to the Company’s exploration and production subsidiary, Adams Resources Exploration Corporation (“AREC”).  AREC plans to file a voluntary petition for reorganization under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware and plans to conduct a sale process.  AREC has retained Oil and Gas Asset Clearinghouse, LLC to advise it with respect to the sale process.  AREC primarily holds non-operated working interest in approximately 470 wells located in the Permian Basin, Haynesville Shale and across the Gulf Coast.

Over the past few years, the Company has de-emphasized its upstream operations.  The Company does not expect this Chapter 11 filing by its subsidiary to have a material adverse impact on any of its core businesses.  The Company plans to direct its attention to its core businesses or other business development initiatives.   The Company continues to have no debt and held approximately $87 million in cash at the end of the fiscal year ended December 31, 2016.

The Company expects to announce its first quarter 2017 earnings during the week of May 8, 2017.
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The information in this release includes certain forward-looking statements that are based on assumptions that in the future may prove not to have been accurate. A number of factors could cause actual results or events to differ materially from those anticipated.  Such factors include, among others, (a) general economic conditions, (b) fluctuations in hydrocarbon prices and margins, (c) variations between commodity contract volumes and actual delivery volumes, (d) unanticipated environmental liabilities or regulatory changes, (e) counterparty credit default, (f) inability to obtain bank and/or trade credit support, (g) availability and cost of insurance, (h) changes in tax laws, (i) the availability of capital, (j) changes in regulations, (k) results of current items of litigation, (l) uninsured items of litigation or losses, (m) uncertainty in reserve estimates and cash flows, (n) ability to replace oil and gas reserves, (o) security issues related to drivers and terminal facilities, (p) commodity price volatility, (q) demand for chemical based trucking operations, (r) successful completion of drilling activity, (s) financial soundness of customers and suppliers,  (t) adverse world economic conditions, and (u) successful completion of the sale process of AREC.  The majority of these risks are described in the Company’s reports that are on file with the Securities and Exchange Commission.